                   [BERKSHIRE HILLS BANCORP, INC. LETTERHEAD]

              BERKSHIRE HILLS REPORTS $0.49 THIRD QUARTER CORE EPS
        TOTAL ASSETS CLIMB TO $2.5 BILLION FOLLOWING VERMONT ACQUISITION
                   BALANCE SHEET STRENGTHENED BY DELEVERAGING

PITTSFIELD, MA - October 29, 2007 - Berkshire Hills Bancorp (NASDAQ: BHLB), parent of Berkshire Bank, reported 2007 third quarter core income of $4.4 million ($0.49 per share). Core income increased by $0.01 per share before one-time items and Berkshire's investment in new branches. Third quarter core 2006 income was $4.7 million ($0.54 per share). Last year's results included a $0.03 per share one-time catch-up dividend received from the Federal Home Loan Bank of Boston (FHLBB). Berkshire's investment in de novo branches increased expenses by $0.03 per share to $0.07 per share in this year's third quarter, compared to $0.04 per share in 2006 (all per share numbers are after-tax).

Berkshire's GAAP third quarter net income totaled $0.9 million ($0.10 per share) in 2007, compared to a loss of $2.1 million ($0.25 per share) in 2006. The most recent quarter included after-tax non-core charges of $3.5 million ($0.38 per share) related to a balance sheet deleveraging and integration costs in association with the Factory Point Bancorp acquisition, together with expense restructure costs. In the third quarter of 2006, results included after-tax non-core charges of $7.1 million ($0.82 per share), including $3.6 million ($0.42 per share) for an adjustment of the loan loss allowance and $3.5 million ($0.40 per share) related to a balance sheet repositioning.

THIRD QUARTER HIGHLIGHTS INCLUDE:

   o COMPLETED ACQUISITION OF FACTORY POINT BANCORP IN MANCHESTER CENTER, VERMONT ON SEPTEMBER 21, ADDING 7 BRANCHES, BRINGING TOTAL OFFICES TO 48 LOCATIONS IN 3 STATES
   o     11% ANNUALIZED ORGANIC GROWTH IN TRANSACTION DEPOSIT ACCOUNT BALANCES
   o 9% LINKED QUARTER ORGANIC GROWTH IN BANK FEE INCOME (EXCLUDING SEASONAL INSURANCE FEES AND FEES FROM FACTORY POINT)
   o     NET INTEREST MARGIN INCREASED TO 3.20% FROM 3.15% IN THE LINKED QUARTER
   o     5% ANNUALIZED ORGANIC LOAN GROWTH

For the first nine months of 2007, Berkshire reported a 5% increase in core income to $14.0 million ($1.57 per share), compared to $13.3 million ($1.52 per share) in the first nine months of 2006. The benefit from acquired insurance agencies and organic growth has more than offset the $0.11 per share increase in Berkshire's investment in de novo branch costs (after-tax). Nine month GAAP net income increased by 46% in 2007, totaling $10.5 million ($1.17 per share),

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compared to $7.2 million ($0.82 per share) in 2006. Nine month results in both years were affected by the third quarter non-core items discussed previously.

Michael P. Daly, President and Chief Executive Officer, stated, "Berkshire had a solid third quarter. Our year-to-date core EPS increased 3% due to our growth initiatives. Our net interest margin increased during the quarter, benefiting from a focused pricing culture. We anticipate future benefit from the recent reduction in interest rates by the Federal Reserve Bank. Our primary bank revenue drivers of loan growth, transaction deposit growth, and fee income growth all contributed to our progress in the third quarter and for the year-to-date. Excluding seasonal insurance fees, we generated positive sequential operating leverage through a combination of revenue growth and expense reductions."

Remarking further, Mr. Daly said, "We were very pleased to complete the acquisition of Factory Point Bancorp of Manchester Center, Vermont on September 21 on schedule. The 7 branches of Factory Point in Southern Vermont have brought us to a total of 48 banking and insurance offices located in Massachusetts, New York, and Vermont. This acquisition brought us to $2.5 billion in total assets, and our market capitalization on the merger date exceeded $340 million. We feel very comfortable that we will achieve our 25% cost save goal with this acquisition, and we are pleased with our integration progress and the excitement of our Southern Vermont team. We also reported after-tax non-core charges of $0.38 per share resulting from our merger and the associated restructuring of our balance sheet, along with an expense restructure. These actions improve the capital and liquidity ratios of our combined bank, and reduce our interest rate risk. They are expected to benefit our future net interest income, net interest margin, and efficiency ratio. We also expect to exceed the $0.04 annual EPS accretion we targeted for the Factory Point acquisition. Taken together, these actions improve our outlook for quality earnings growth supported by a stronger balance sheet."

Mr. Daly continued, "In last year's third quarter, we recorded an increase in the loan loss allowance due to our assessment that benign credit conditions had ended. We feel that our conclusion was borne out by economic events since that time, although we also feel that our local markets have been sheltered from the excesses we are now seeing in other markets. While we have seen some increases in delinquencies and nonperforming loans, these primarily consist of a small number of commercial loans. We feel that our credit disciplines are working to contain loan losses. Neither Berkshire nor Factory Point have operated subprime lending programs or purchased investment securities backed by subprime mortgages. We wrote-down our largest nonperforming loan by $1.5 million during the quarter. After the Factory Point acquisition, we ended the quarter with our allowance at 1.14% of total loans, which is unchanged from the start of the year. We have moderated our loan growth this year as we maintain our risk management focus in this softer economic environment."

Mr. Daly concluded, "We also strengthened our executive team during the quarter. We have been very impressed with the quality of the Factory Point operation, and we were quite pleased that its President, Guy Boyer, has agreed to join our management team. Guy's extensive knowledge of our markets will be an asset to our overall business development. We announced in March that Kevin Riley was named Chief Financial Officer; Kevin officially started on August 1 and our earnings are already benefiting from his efforts. John Millet, previously

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SVP/Controller, was promoted to Chief Operating Officer of Berkshire Insurance
Group where he can help manage the growth and integration of this important business segment. In September, we were pleased to welcome Stephen Souky, CPA as Vice President and Controller. Steve brings considerable experience from his previous position as SVP Finance at NBT Bancorp. We feel that we have assembled an exceptional executive team to take us to higher levels of performance and market success as a regional bank. Additionally, we recently welcomed Factory Point Director, Susan M. Hill, as a Director of Berkshire. Susan is a CPA and we are pleased that she will contribute her perspective and expertise to our governance."

DIVIDEND DECLARED
-----------------

The Board of Directors declared a quarterly cash dividend of $0.15 per share. The dividend will be payable to stockholders of record at the close of business on November 8, 2007, and will be distributed on or about November 22, 2007. In the second quarter of 2007, Berkshire increased the quarterly cash dividend by 7% from $0.14 per share.

FACTORY POINT ACQUISITION
-------------------------

On September 21, 2007, Berkshire completed the acquisition of Factory Point Bancorp, adding seven branches in Southern Vermont, and increasing the total number of bank and insurance offices to 48 locations in Massachusetts, New York, and Vermont. Concurrent with this merger, Factory Point National Bank of Manchester Center was merged into Berkshire Bank. This acquisition was completed on schedule, and was funded with 80% stock and 20% cash. Total merger consideration was $79 million, including $16 million in cash and $61 million in stock based on the issuance of 1.91 million shares of common stock recorded at $32.03 per share, as well as the assumption of stock options valued at $2 million. Total direct merger costs of $4 million (net of taxes) were recorded as goodwill.

Assets acquired totaled $391 million and liabilities acquired totaled $306 million. Goodwill totaling $53 million was recorded for this acquisition and is not expected to be deductible for tax purposes. A $7 million core deposit premium intangible asset was recorded and will be amortized on an accelerated basis over eight years. The merger integration is proceeding well and the Company expects to achieve its goal of 25% cost savings by the end of 2007. The Company also expects to exceed the $0.04 targeted annual EPS accretion and to achieve double digit medium term cash return on equity (before amortization expense) based on future revenue growth. Acquired earnings are expected to provide surplus capital available for potential stock repurchases and other capital uses.

BALANCE SHEET DELEVERAGING
--------------------------

In conjunction with the completion of the Factory Point acquisition, Berkshire sold assets totaling $82 million as part of a deleveraging program. The total loss recorded on the deleveraging was $3.8 million. This deleveraging was designed to improve the capital and liquidity ratios of the combined bank, and to reduce interest rate sensitivity by liquidating certain longer duration assets. The assets sold had an estimated duration of 5.1 years and an average book yield of 4.9%. Assets sold consisted of $32 million of mortgage backed securities and $50

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million of residential mortgages; these assets were all prime conventional mortgage related products. All sale proceeds were used to pay down FHLBB borrowings, including $48 million of callable borrowings with an average maturity of about 2 years and an average cost of about 5.7%. The remaining borrowings paid off were overnight borrowings. This deleveraging will also benefit earnings, including an estimated 10 basis point initial increase in the net interest margin, and first year incremental net interest income of approximately $350 thousand.

Additionally, approximately $35 million of longer duration Factory Point securities were liquidated, including approximately $25 million of municipal securities and $10 million of other debt securities. Approximately $10 million were sold prior to the merger date, with the remainder sold shortly after that date. These securities were marked to market as of the acquisition date, and they were sold for an amount that approximated this value. Accordingly, there was no significant income impact recorded for Berkshire related to the sale of these Factory Point securities. Proceeds from these securities sales were being reinvested in short term mortgage backed securities at quarter-end.

Despite the deleveraging, total investment securities increased by $13 million during the quarter due to the addition of $68 million of acquired Factory Point securities, consisting mostly of conventional government agency and mortgage backed securities, and municipal bonds. Total borrowings included $34 million in acquired Factory Point borrowings. Total borrowings were also impacted by borrowings totaling $15 million which were used by Berkshire to fund cash consideration paid in the acquisition.

FINANCIAL CONDITION
-------------------

Most major categories of assets and liabilities increased in the third quarter primarily due to the Factory Point acquisition. Loans, investments, and borrowings were also affected by the deleveraging. Total assets increased by $302 million to $2.47 billion at quarter-end from $2.17 billion at mid-year. Total loans increased to $1.94 billion from $1.73 billion. Linked quarter organic loan growth totaled $23 million (5% annualized). This organic growth included $22 million (14% annualized) in residential mortgages and $12 million (37% annualized) in commercial construction loans. Linked quarter organic growth also included $3 million (3% annualized) in consumer loans, while all other commercial loans decreased by $14 million (9% annualized). Berkshire expanded its prime residential mortgage lending, and commercial construction loan growth primarily reflected seasonal funding of construction commitments. The decrease in all other commercial loans primarily reflected selective runoff targeted by the Company.

Nonperforming assets measured 0.48% of total assets at quarter-end, compared to 0.42% at the prior quarter-end. Performing delinquent loans were 0.71% of total loans at quarter-end, compared to 0.36% at the prior quarter-end. This primarily related to an increase in 30 day delinquent commercial loans. Third quarter net loan charge-offs totaled $1.9 million which increased from $0.6 million in the prior quarter. This included a $1.5 million write-down on the Company's largest nonperforming loan, a commercial business loan, which was reduced to $4.7 million after the write-down. This charge reflected a decrease in estimated collateral values for this credit, which is in bankruptcy. The Company had previously established a $1.0 million

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reserve on this loan. The annualized year-to-date rate of net loan charge-offs was 0.23%. The ratio of the loan loss allowance to total loans increased to 1.14% at quarter-end from 1.11% at the start of the quarter. This ratio included the impact from the completion of the Factory Point acquisition, and also benefited from the sale of $50 million of residential mortgages in the balance sheet deleveraging.

Non-maturity deposits grew by $10 million (5% annualized) from organic growth, led by transaction deposits, which grew at an 11% annualized organic growth rate. This reflected account growth in de novo branches, and Berkshire's strategy of promoting checking accounts. Additionally, Berkshire has emphasized savings and money market account promotions, and has reduced promotion of higher-costing time deposits. Due to run-off of these higher costing deposits, total deposits decreased at a 2% annualized organic rate in the third quarter, and the average cost of deposits decreased by 0.03% compared to the linked quarter.

Stockholders' equity increased due to the issuance of shares for the Factory Point acquisition. Goodwill increased by $56 million, including $53 million related to the Factory Point acquisition, and $3 million related to contingent payables for insurance agencies acquired in 2006. Total book value per share increased to $30.82 from $30.12, while tangible book value per share decreased to $13.79 from $16.40. The ratio of total equity to assets increased to 13.4% from 12.3%, including the benefit of the new shares issued and the balance sheet deleveraging. The ratio of tangible equity to assets decreased to 6.5% from 7.1%.

RESULTS OF OPERATIONS
---------------------

Most major categories of income and expense increased in the third quarter, including the benefit of the Factory Point acquisition, which contributed approximately $0.02 per share to earnings for the quarter. Core earnings declined by $0.03 per share from the linked quarter, due to a seasonal $0.07 per share decline in insurance segment revenues (after tax), which was partially offset by a $0.02 contribution from Factory Point operations. Non-interest expense related to the investment in the de novo branch program was $0.07 per share after tax for each of the last two quarters, compared to $0.04 per share in the third quarter of 2006. GAAP earnings declined by $0.42 per share from the linked quarter due primarily to the previously mentioned non-core charges.

Year-to-year third quarter net interest income decreased by $0.1 million due to the $0.4 million catch-up FHLBB dividend received in 2006. Adjusting for the catch-up FHLBB dividend, net interest income increased year-to-year by $0.3 million (2%). The net interest margin increased to 3.20% in the most recent quarter from 3.15% in the linked quarter, and decreased slightly from 3.22% compared to the third quarter of 2006. The linked quarter increase in the margin included the benefit of revised deposit strategies and the higher margin from Factory Point.

Year-to-year third quarter fee income increased by $2.8 million (92%) primarily due to a $2.0 million increase in insurance fees related to new insurance agencies acquired in the fourth quarter of 2006. Banking fee income increased by $0.8 million (32%) due to organic growth and new checking account convenience services introduced in the fourth quarter of 2006. Insurance fees decreased seasonally by $1.1 million in the most recent quarter compared to the linked quarter, while banking fees increased by $0.4 million, including a $0.3 million increase in loan

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fees and $0.1 million in Factory Point fee income. Total wealth management assets increased during the quarter to $783 million, including about $230 million in assets previously managed by Factory Point. Assets under management increased 59% from year-end 2006.

Third quarter non-interest expense increased year-to-year by $5.2 million, including $1.6 million in non-core charges. Total core expense increased by $3.6 million (32%), including the impact of the insurance agency acquisitions, higher de novo branch costs, and organic growth. Linked quarter core non-interest expense decreased by $120 thousand (3% annualized) due to lower compensation expense. The Company initiated an expense reduction program in the third quarter, and recorded $0.5 million of non-core restructuring charges, net of $0.5 million in expense recovery credits. Non-core merger integration charges totaled $1.1 million. No income tax expense was recorded in the most recent quarter, as tax-exempt municipal bond and life insurance revenues exceeded pre-tax income due to the non-core charges recorded.

CONFERENCE CALL
---------------

Berkshire will conduct a conference call at 10:00 A.M. eastern time on Tuesday, October 30, 2007. President and Chief Executive Officer Michael P. Daly and Executive Vice President and Chief Financial Officer Kevin P. Riley will discuss highlights of the Company's third quarter financial results, along with guidance about expected financial results. Information about the conference call follows:

         Dial-in:              1-877-407-8035
         Replay Dial-in:       1-877-660-6853
         Replay Access Codes:  Account #286; Conference ID #257323
                               (Both are needed to access the Replay)
         Replay Dates:         October 30, 2007 at 1:00 P.M. (ET) through
                               November 5, 2007 at 11:59 P.M. (ET)
         Webcast replay:       www.berkshirebank.com

All interested parties are welcome to access the conference call and are requested to call in a few minutes prior to 10:00 A.M. (ET) to register for the event. After the presentation by Messrs. Daly and Riley there will be an opportunity for questions and answers. Live access to the call on a listen only basis will also be available on the internet at the Company's website at www.berkshirebank.com by clicking on the Investor Relations link and then selecting the Webcast link on the Corporate Profile page. A replay of the call will also be available at the website for an extended period of time.

BACKGROUND
----------

Berkshire Hills Bancorp is the holding company for Berkshire Bank - AMERICA'S MOST EXCITING BANKSM. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and the largest banking institution based in Western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with branches serving communities throughout Western Massachusetts, Northeastern New York and Southern Vermont. The Bank is

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transitioning into a regional bank, delivering exceptional customer service and a broad array of competitively priced deposit, loan, insurance, wealth management and trust services and investment products. For more information on Berkshire Hills Bancorp or Berkshire Bank, visit www.berkshirebank.com or call 800-773-5601.

FORWARD-LOOKING STATEMENTS
--------------------------

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." These statements are based on the beliefs and expectations of management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties, and assumptions. These risks and uncertainties include among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; the quality or composition of the loan and investment portfolios; and the achievement of anticipated future earnings benefits from recent acquisitions. In addition, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse governmental or regulatory policies may be enacted; the risks associated with continued diversification of assets and adverse changes to credit quality; and difficulties associated with achieving expected future financial results. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30 and in its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is
                                        -----------
hereby made. Therefore, actual future results may differ significantly from results discussed in these forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements.

This news release also contains certain forward-looking statements about the merger of Berkshire Hills Bancorp and Factory Point Bancorp. These statements include anticipated future operating results. Certain factors that could cause actual results to differ materially from expected results include delays, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire Hills Bancorp and Factory Point, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire Hills Bancorp is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire Hills Bancorp files with the Securities and Exchange Commission.

NON-GAAP FINANCIAL MEASURES
---------------------------

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles ("GAAP"). The Company's

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management uses certain non-GAAP measures for operational and investment decisions and believes that these measures are among several useful measures for understanding its operating results, performance trends, and financial condition. These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with the Company's GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables and elsewhere in this release. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends during the current fiscal period, and compared to the prior fiscal period. The core earnings measure is not intended to substitute for GAAP net income, but is an additional measure that the Company uses and believes is useful for understanding its operating results. During the third quarter of 2006, the Company identified charges related to the balance sheet repositioning and to the loan loss allowance adjustment as non-core in the computation of core earnings. The Company views these charges as infrequent and not specifically related to the Company's operating activities during the year. During the third quarter of 2007, the Company identified charges in conjunction with the acquisition of Factory Point Bancorp as non-core in the computation of core earnings. These charges included indirect merger costs and balance sheet deleveraging costs. Additionally, expense restructuring costs were deemed as non-core.

CONTACTS
--------

Kevin P. Riley,
Executive Vice President and Chief Financial Officer
413-236-3195

David H. Gonci
Corporate Finance Officer
413-281-1973

                                       ###

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

                             BERKSHIRE HILLS BANCORP
                     CONSOLIDATED BALANCE SHEETS - UNAUDITED
----------------------------------------------------------------------------------------------------------------------
                                                            September 30,          June 30,           December 31,
----------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                  2007                 2007                 2006
----------------------------------------------------------------------------------------------------------------------
ASSETS
Total cash and cash equivalents                                 $    33,882          $    25,913          $   30,985
Securities available for sale, at fair value                        194,374              184,122              194,206
Securities held to maturity, at amortized cost                       41,978               39,642               39,968

Residential mortgages                                               658,594              618,442              599,273
Commercial mortgages                                                694,650              594,974              567,074
Commercial business loans                                           203,594              172,299              189,758
Consumer loans                                                      381,688              344,527              342,882
----------------------------------------------------------------------------------------------------------------------
Total loans                                                       1,938,526            1,730,242            1,698,987
Less: Allowance for loan losses                                     (22,108)             (19,151)             (19,370)
----------------------------------------------------------------------------------------------------------------------
Net loans                                                         1,916,418            1,711,091            1,679,617

Premises and equipment, net                                          38,578               31,537               29,130
Goodwill                                                            161,296              105,051              104,531
Other intangible assets                                              21,876               15,474               16,810
Cash surrender value of life insurance policies                      35,027               30,836               30,338
Other assets                                                         28,633               25,966               24,057
----------------------------------------------------------------------------------------------------------------------
Total assets                                                    $ 2,472,062          $ 2,169,632          $ 2,149,642
----------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits                                                 $   228,731          $   178,673          $   178,109
NOW deposits                                                        207,326              134,978              153,087
Money market deposits                                               388,251              323,838              297,155
Savings deposits                                                    212,065              195,439              202,213
----------------------------------------------------------------------------------------------------------------------
Total non-maturity deposits                                       1,036,373              832,928              830,564
Brokered time deposits                                               26,578               29,098               41,741
Other time deposits                                                 733,193              666,488              649,633
----------------------------------------------------------------------------------------------------------------------
Total time deposits                                                 759,771              695,586              691,374
----------------------------------------------------------------------------------------------------------------------
Total deposits                                                    1,796,144            1,528,514            1,521,938
----------------------------------------------------------------------------------------------------------------------

Borrowings                                                          316,095              353,083              345,005
Junior subordinated debentures                                       15,464               15,464               15,464
Other liabilities                                                    13,713                6,219                9,074
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                 2,141,416            1,903,280            1,891,481

Total stockholders' equity                                          330,646              266,352              258,161
----------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                      $ 2,472,062          $ 2,169,632          $ 2,149,642
----------------------------------------------------------------------------------------------------------------------


                             BERKSHIRE HILLS BANCORP
                CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED
------------------------------------------------------------------------------------------------------------------------------------

                                  LOAN ANALYSIS
                                  -------------

                                             September 30,                                         June 30,             December 31,
                                                 2007                                               2007                    2006
                                     -----------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                             (1) Acq.                (2) Organic                    (2) Organic
                                                   FAPB      Total w/o    annualized                     annualized
                                      Balance     Balance      FAPB       growth rate        Balance     growth rate        Balance
------------------------------------------------------------------------------------------------------------------------------------
Residential mortgages:
1 - 4 Family                         $   612      $  64      $   548          14  %         $  578             3  %         $   567
Construction                              47          5           42          20                 40           71                 32
------------------------------------------------------------------------------------------------------------------------------------
Total residential mortgages              659         69          590          14                618            7                599

Commercial mortgages:
Construction                             147          6          141          37                129           (9)               130
Single and multi-family                   62          -           62           -                 62          (24)                65
Other commercial mortgages               487         91          396          (8)               404           12                372
------------------------------------------------------------------------------------------------------------------------------------
Total commercial mortgages               696         97          599           3                595            3                567

Commercial business loans                204         39          166         (14)               172          (36)               190
------------------------------------------------------------------------------------------------------------------------------------
Total commercial loans                   900        136          765          (1)               767           (6)               757

Consumer loans:
Auto                                     208          5          203          (2)               204            4                196
Home equity and other                    172         27          145          11                141            -                147
------------------------------------------------------------------------------------------------------------------------------------
Total consumer loans                     380         32          348           3                345            2                343
------------------------------------------------------------------------------------------------------------------------------------
Total loans                          $ 1,939      $ 237      $ 1,703           5  %         $ 1,730            -  %         $ 1,699
------------------------------------------------------------------------------------------------------------------------------------

                                DEPOSIT ANALYSIS
                                ----------------

                                             September 30,                                         June 30,             December 31,
                                                 2007                                               2007                    2006
                                     -----------------------------------------------------------------------------------------------
(DOLLARS IN MILLIONS)                             (1) Acq.                (2) Organic                    (2) Organic
                                                   FAPB      Total w/o    annualized                     annualized
                                      Balance     Balance      FAPB       growth rate        Balance     growth rate        Balance
------------------------------------------------------------------------------------------------------------------------------------
Demand                               $   229      $  46      $   183           9  %         $   179            9  %         $   178
NOW                                      207         67          140          15                135          (33)               153
Money market                             388         64          324           -                324           17                297
Savings                                  212         16          196           2                195           (6)               202
------------------------------------------------------------------------------------------------------------------------------------
Total non-maturity deposits            1,036        193          843           5                833            1                830

Time less than $100,000                  424         54          370          (6)               376           (5)               370
Time $100,000 or more                    309         27          282         (12)               291           (4)               280
Brokered time                             27          -           27         (28)                29            -                 42
------------------------------------------------------------------------------------------------------------------------------------
Total time deposits                      760         81          679         (10)               696           (5)               692
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                       $ 1,796      $ 274      $ 1,522          (2) %         $ 1,529           (2) %         $ 1,522
------------------------------------------------------------------------------------------------------------------------------------

(1) Acquired Factory Point Bancorp, Inc. ("FAPB") loans and deposits at September 21, 2007.
(2) September 30, 2007 organic annualized growth rate is calculated on organic growth only, which excludes the FAPB acquired balances and $50 million in residential mortgage loans sold during September. The annualized growth rates for September and June were both compared to prior quarter ends.


                             BERKSHIRE HILLS BANCORP
                CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
----------------------------------------------------------------------------------------------------------------------------------
                                                                        Three Months Ended                 Nine Months Ended
                                                                           September 30,                      September 30,
----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                  2007             2006              2007            2006
-----------------------------------------------------------------------------------------------    -------------------------------
INTEREST AND DIVIDEND INCOME
Loans                                                                 $  29,719    $    26,388        $     87,393   $   72,761
Securities and other                                                      2,912          5,000               8,702       13,909
----------------------------------------------------------------------------------------------------------------------------------
Total interest and dividend income                                       32,631         31,388              96,095       86,670
INTEREST EXPENSE
Deposits                                                                 12,581         10,766              36,849       29,365
Borrowings and junior subordinated debentures                             4,571          5,019              13,539       12,636
----------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                   17,152         15,785              50,388       42,001
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                      15,479         15,603              45,707       44,669
NON-INTEREST INCOME
Insurance commissions and fees                                            2,661            623              11,438        2,112
Deposit service fees                                                      1,825          1,334               5,127        4,003
Wealth management fees                                                    1,044            882               2,931        2,410
Loan service fees                                                           324            209                 681          560
----------------------------------------------------------------------------------------------------------------------------------
Total fee income                                                          5,854          3,048              20,177        9,085
Other                                                                       433            248               1,160        1,186
Loss on sale of securities, net                                            (672)        (5,080)               (591)      (4,054)
Loss on prepayment of borrowings, net                                    (1,180)             -              (1,180)           -
Loss on sale of loans, net                                               (1,991)             -              (1,991)           -
----------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                                 2,444         (1,784)             17,575        6,217
----------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUE                                                        17,923         13,819              63,282       50,886
PROVISION FOR LOAN LOSSES                                                   390          6,185               1,240        7,075
NON-INTEREST EXPENSE
Salaries and employee benefits                                            7,891          6,001              24,632       17,412
Occupancy and equipment                                                   2,418          1,885               7,289        5,638
Marketing, data processing, and professional services                     2,260          1,632               6,323        4,857
Non-recurring expense                                                     1,606              -               1,758          385
Amortization of intangible assets                                           684            478               2,008        1,434
Other                                                                     1,730          1,357               5,092        4,490
----------------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                               16,589         11,353              47,102       34,216
----------------------------------------------------------------------------------------------------------------------------------

Income (loss) from continuing operations before income taxes                944         (3,719)             14,940        9,595
Income tax expense (benefit)                                                  -         (1,466)              4,478        2,788
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS                                944         (2,253)             10,462        6,807
Income from discontinued operations before income taxes                       -            217                   -          576
Income tax expense                                                            -             84                   -          222
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME FROM DISCONTINUED OPERATIONS                                       -            133                   -          354
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                     $     944    $    (2,120)       $     10,462   $    7,161
----------------------------------------------------------------------------------------------------------------------------------

BASIC EARNINGS (LOSS) PER SHARE
Continuing operations                                                 $    0.11    $     (0.26)       $       1.19   $     0.80
Discontinued operations                                                       -           0.01                   -         0.04
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                 $    0.11    $     (0.25)       $       1.19   $     0.84
----------------------------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations                                                 $    0.10    $     (0.26)       $       1.17   $     0.78
Discontinued operations                                                       -           0.01                   -         0.04
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                 $    0.10    $     (0.25)       $       1.17   $     0.82
----------------------------------------------------------------------------------------------------------------------------------

Weighted average shares outstanding
Basic                                                                     8,922          8,557               8,774        8,516
Diluted                                                                   9,045          8,557               8,921        8,776


                             BERKSHIRE HILLS BANCORP
                CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
------------------------------------------------------------------------------------------------------------------------------------

                                                                                          Quarters Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                                Sept. 30,     June 30,       Mar. 31,       Dec. 31,      Sept. 30,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                             2007          2007           2007           2006          2006
------------------------------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
Loans                                                           $ 29,719      $ 29,152       $ 28,522       $ 28,076      $ 26,388
Securities and other                                               2,912         2,842          2,948          3,305         5,000
------------------------------------------------------------------------------------------------------------------------------------
Total interest and dividend income                                32,631        31,994         31,470         31,381        31,388
INTEREST EXPENSE
Deposits                                                          12,581        12,318         11,949         11,679        10,766
Borrowings and junior subordinated debentures                      4,571         4,638          4,331          4,131         5,019
------------------------------------------------------------------------------------------------------------------------------------
Total interest expense                                            17,152        16,956         16,280         15,810        15,785
------------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                               15,479        15,038         15,190         15,571        15,603
Non-interest income
Insurance commissions and fees                                     2,661         3,786          4,991          1,645           623
Deposit service fees                                               1,825         1,788          1,514          1,800         1,334
Wealth management fees                                             1,044           968            919            877           882
Loan service fees                                                    324            48            309            132           209
------------------------------------------------------------------------------------------------------------------------------------
Total fee income                                                   5,854         6,590          7,733          4,454         3,048
Other                                                                433           303            423            453           248
(Loss) gain on sale of securities, net                              (672)            -             81            924        (5,080)
Loss on prepayment of borrowings, net                             (1,180)            -              -              -             -
Loss on sale of loans, net                                        (1,991)            -              -              -             -
------------------------------------------------------------------------------------------------------------------------------------
Total non-interest income                                          2,444         6,893          8,237          5,831        (1,784)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NET REVENUE                                                 17,923        21,931         23,427         21,402        13,819
PROVISION FOR LOAN LOSSES                                            390           100            750            785         6,185
Non-interest expense
Salaries and employee benefits                                     7,891         8,230          8,511          7,296         6,001
Occupancy and equipment                                            2,418         2,385          2,486          2,061         1,885
Marketing, data processing, and professional services              2,260         2,116          1,947          1,791         1,632
Non-recurring expense                                              1,606             -            153          1,125             -
Amortization of intangible assets                                    684           662            662            601           478
Other                                                              1,730         1,710          1,650          1,778         1,357
------------------------------------------------------------------------------------------------------------------------------------
Total non-interest expense                                        16,589        15,103         15,409         14,652        11,353
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes         944         6,728          7,268          5,965        (3,719)
Income tax expense (benefit)                                           -         2,152          2,326          1,880        (1,466)
------------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) FROM CONTINUING OPERATIONS                         944         4,576          4,942          4,085        (2,253)
Income from discontinued operations before income taxes                -             -              -             29           217
Income tax expense                                                     -             -              -             11            84
------------------------------------------------------------------------------------------------------------------------------------
Net income from discontinued operations                                -             -              -             18           133
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                               $    944      $  4,576       $  4,942       $  4,103      $ (2,120)
------------------------------------------------------------------------------------------------------------------------------------

Basic earnings (loss) per share
Continuing operations                                           $   0.11      $   0.52       $   0.57       $   0.48      $  (0.26)
Discontinued operations                                                -             -              -              -          0.01
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                           $   0.11      $   0.52       $   0.57       $   0.48      $  (0.25)
------------------------------------------------------------------------------------------------------------------------------------

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations                                           $   0.10      $   0.52       $   0.56       $   0.47      $  (0.26)
Discontinued operations                                                -             -              -              -          0.01
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                           $   0.10      $   0.52       $   0.56       $   0.47      $  (0.25)
------------------------------------------------------------------------------------------------------------------------------------

Weighted average shares outstanding
Basic                                                              8,922         8,732          8,662          8,599         8,557
Diluted                                                            9,045         8,875          8,842          8,823         8,557


                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                             ASSET QUALITY ANALYSIS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                At or for the Quarters Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                            Sept. 30,       June 30,       Mar. 31,       Dec. 31,       Sept. 30,
(DOLLARS IN THOUSANDS)                                         2007           2007           2007           2006           2006
------------------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS
Nonaccruing loans:
Residential mortgages                                       $     623       $    533       $     22       $     15       $    238
Commercial mortgages                                            4,977          1,580          1,346            308          2,427
Commercial business loans                                       5,553          6,816          7,049          7,203          2,445
Consumer loans                                                    274            210            124             66            122
------------------------------------------------------------------------------------------------------------------------------------
Total nonaccruing loans                                        11,427          9,139          8,541          7,592          5,232
Real estate owned                                                 348              -              -              -              -
------------------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                  $  11,775       $  9,139       $  8,541       $  7,592       $  5,232
------------------------------------------------------------------------------------------------------------------------------------

Total nonperforming loans/total loans                           0.59%           0.53%          0.49%          0.45%          0.32%
Total nonperforming assets/total assets                         0.48%           0.42%          0.39%          0.35%          0.24%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period                              $  19,151       $ 19,652       $ 19,370       $ 19,154       $ 13,537
Charged-off loans                                              (1,954)          (678)          (627)          (754)          (327)
Recoveries on charged-off loans                                    68             77            159            185            184
------------------------------------------------------------------------------------------------------------------------------------
Net loans charged-off                                          (1,886)          (601)          (468)          (569)          (143)
Transfer of commitment reserve                                      -              -              -              -           (425)
Acquired allowance                                              4,453              -              -              -              -
Provision for loan losses                                         390            100            750            785          6,185
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                    $  22,108       $ 19,151       $ 19,652       $ 19,370       $ 19,154
------------------------------------------------------------------------------------------------------------------------------------

Allowance for loan losses/nonperforming loans                     193%           210%           230%           255%           366%
Allowance for loan losses/total loans                            1.14%          1.11%          1.14%          1.14%          1.18%

NET LOAN CHARGE-OFFS
Residential mortgages                                       $       -       $      -       $      -       $      -       $      -
Commercial mortgages                                                -              -              -              -              -
Commercial business loans                                      (1,497)          (406)          (251)          (420)            (6)
Consumer loans                                                   (389)          (195)          (217)          (149)          (137)
------------------------------------------------------------------------------------------------------------------------------------
Total net                                                   $  (1,886)      $   (601)      $   (468)      $   (569)      $   (143)
------------------------------------------------------------------------------------------------------------------------------------

Net charge-offs (YTD annualized)/average loans                   0.23%          0.12%          0.11%          0.07%          0.04%

AVERAGE FICO SCORES OF CONSUMER
AUTOMOBILE LOANS                                                  729            730            728            726            724

DELINQUENT LOANS / TOTAL LOANS
Performing loans (30 days or more delinquent)                    0.71%          0.36%          0.38%          0.26%          0.29%
Nonperforming loans                                              0.59%          0.53%          0.49%          0.45%          0.32%
------------------------------------------------------------------------------------------------------------------------------------
Total delinquent loans                                           1.30%          0.89%          0.87%          0.71%          0.61%
------------------------------------------------------------------------------------------------------------------------------------


                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                          SELECTED FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------------------------------------------------------------
                                                                              At or for the Quarters Ended
                                                     --------------------------------------------------------------------------
                                                         Sept. 30,      June 30,       Mar. 31,      Dec. 31,       Sept. 30,
                                                           2007           2007           2007          2006           2006
                                                     --------------------------------------------------------------------------
PERFORMANCE RATIOS
       Core return on tangible assets                       0.93  %        0.97  %        1.07  %       0.91  %        0.97  %
       Return (loss) on total assets                        0.18           0.84           0.92          0.77          (0.37)
       Core return on tangible equity                      13.04          13.75          15.40         12.97          12.68
       Return (loss) on total equity                        1.44           6.86           7.57          6.38          (3.15)
       Net interest margin, fully taxable equivalent        3.20           3.15           3.24          3.31           3.22
       Core tangible non-interest income to assets          1.21           1.33           1.60          0.97           0.63
       Non-interest income to assets                        0.44           1.26           1.53          1.09          (0.33)
       Core tangible non-interest expense to assets         2.74           2.80           2.87          2.54           2.09
       Non-interest expense to assets                       3.00           2.76           2.86          2.73           2.08
       Efficiency ratio                                    64.13          64.27          61.07         61.42          55.92

ANNUALIZED YEAR-TO-DATE GROWTH
       Total loans                                             4  %           -  %           7  %         20  %          20  %
       Total deposits                                          -             (2)             3            11             11

FINANCIAL DATA   (IN MILLIONS)
       Total assets                                      $ 2,472        $ 2,170        $ 2,175       $ 2,150        $ 2,205
       Total loans                                         1,939          1,730          1,730         1,699          1,633
       Total intangible assets                               183            121            121           121             99
       Total deposits                                      1,796          1,529          1,535         1,522          1,488
       Total stockholders' equity                            331            266            263           258            255
       Total core income                                     4.4            4.6            5.0           4.2            4.7
       Total net income (loss)                               0.9            4.6            4.9           4.1           (2.1)

ASSET QUALITY RATIOS
       Net charge-offs YTD annualized/average loans         0.23  %        0.12  %        0.11  %       0.07  %        0.04  %
       Non-performing assets/total assets                   0.48           0.42           0.39          0.35           0.24
       Loan loss allowance/total loans                      1.14           1.11           1.14          1.14           1.18
       Loan loss allowance/nonperforming loans              1.93 x         2.10 x         2.30 x        2.55 x         3.66 x

PER SHARE DATA
       Core earnings, diluted                            $  0.49        $  0.52        $  0.56       $  0.48         $ 0.54
       Net earnings (loss), diluted                         0.10           0.52           0.56          0.47          (0.25)
       Tangible book value                                 13.79          16.40          16.13         15.70          17.96
       Total book value                                    30.82          30.12          29.87         29.63          29.31
       Market price at period end                          30.23          31.51          33.65         33.46          35.59

CAPITAL RATIOS
       Stockholders' equity to total assets                13.38  %       12.28  %       12.10  %      12.01  %       11.55  %
       Tangible stockholders' equity to tangible assets     6.47           7.08           6.92          6.75           7.41
-------------------------------------------------------------------------------------------------------------------------------

(1) Reconciliations of Non-GAAP financial measures, including all references to core and tangible amounts, appear on page F-9. Tangible assets are total assets less total intangible assets.
(2) All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(3) September 30, 2007 annualized year-to-date growth is calculated on organic growth only, which excludes the FAPB acquired balances and $50 million in residential mortgage loans sold during September.


                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                                AVERAGE BALANCES
------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Quarters Ended
                                            ----------------------------------------------------------------------------------------
                                                  Sept. 30,         June 30,           Mar. 31,          Dec. 31,          Sept. 30,
(IN THOUSANDS)                                      2007              2007               2007              2006              2006
                                            ----------------------------------------------------------------------------------------
ASSETS
Loans
Residential mortgages                           $   634,374       $   612,289        $   603,858       $   592,016       $   576,105
Commercial mortgages                                608,891           593,134            577,645           547,096           496,428
Commercial business loans                           171,334           191,967            188,194           187,997           185,573
Consumer loans                                      349,311           344,069            340,563           341,311           327,746
------------------------------------------------------------------------------------------------------------------------------------
Total loans                                       1,763,910         1,741,459          1,710,260         1,668,420         1,585,852
Securities                                          224,207           228,471            231,035           259,838           398,915
Short-term investments                                4,511             5,232              1,915            16,343             1,017
------------------------------------------------------------------------------------------------------------------------------------
Total earning assets                              1,992,628         1,975,162          1,943,210         1,944,601         1,985,784
Intangible assets                                   126,797           120,698            121,059           115,580            98,793
Other assets                                         93,165            91,320             91,298            88,125            98,307
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                    $ 2,212,590       $ 2,187,180        $ 2,155,567       $ 2,148,306       $ 2,182,884
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
NOW                                             $   141,529       $   140,089        $   142,403       $   138,293       $   131,687
Money market                                        329,943           309,675            294,015           299,927           283,194
Savings                                             198,372           195,551            199,517           204,104           212,706
Time                                                701,062           703,595            702,554           686,818           664,207
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                   1,370,906         1,348,910          1,338,489         1,329,142         1,291,794
Borrowings and debentures                           374,537           386,044            375,730           371,201           445,494
------------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                1,745,443         1,734,954          1,714,219         1,700,343         1,737,288
Non-interest-bearing demand deposits                186,654           178,356            170,819           178,756           178,535
Other liabilities                                     4,298             7,359              8,456            10,511             8,221
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                 1,936,395         1,920,669          1,893,494         1,889,610         1,924,044

Stockholders' equity                                276,195           266,511            262,073           258,696           258,840
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity      $ 2,212,590       $ 2,187,180        $ 2,155,567       $ 2,148,306       $ 2,182,884
------------------------------------------------------------------------------------------------------------------------------------

SUPPLEMENTARY DATA
Total non-maturity deposits                     $   856,498       $   823,671        $   806,754       $   821,080       $   806,122
Total deposits                                    1,557,560         1,527,266          1,509,308         1,507,898         1,470,329
Fully taxable equivalent income adj.                    533               540                553               566               548
------------------------------------------------------------------------------------------------------------------------------------

(1) Average balances for securities available-for-sale are based on amortized cost.


                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
             AVERAGE YIELDS (FULLY TAXABLE EQUIVALENT - ANNUALIZED)
---------------------------------------------------------------------------------------------------------------------
                                                                      Quarters Ended
                                     --------------------------------------------------------------------------------
                                         Sept. 30,        June 30,        Mar. 31,         Dec. 31,       Sept.30,
                                           2007             2007            2007             2006           2006
                                     --------------------------------------------------------------------------------
Earning assets
Loans
Residential mortgages                       5.35  %         5.36  %          5.29  %         5.29  %        5.24  %
Commercial mortgages                        7.49            7.55             7.47            7.57           7.37
Commercial  business loans                  8.06            7.81             8.09            7.98           8.31
Consumer loans                              7.03            6.98             6.97            7.01           6.94
Total loans                                 6.68            6.71             6.76            6.68           6.58
Securities                                  6.15            5.92             6.06            5.64           5.55
Short-term investments                      5.25            5.25             5.25            5.25           5.25
Total earning assets                        6.70            6.63             6.63            6.52           6.38

Funding liabilities
Deposits
NOW                                         1.40            1.50             1.54            1.23           0.98
Money Market                                3.67            3.73             3.63            3.61           3.51
Savings                                     1.17            1.08             1.06            1.03           1.02
Time                                        4.69            4.78             4.77            4.62           4.41
Total interest-bearing deposits             3.64            3.66             3.62            3.49           3.31
Borrowings and debentures                   4.84            4.82             4.67            4.42           4.47
Total interest-bearing liabilities          3.90            3.92             3.85            3.69           3.60

Net interest spread                         2.80            2.71             2.78            2.83           2.78
Net interest margin                         3.20            3.15             3.24            3.31           3.22

Cost of funds                               3.52            3.55             3.50            3.34           3.27
---------------------------------------------------------------------------------------------------------------------

(1) Average balances and yields for securities available-for-sale are based on amortized cost.
(2) Cost of funds includes all deposits and borrowings.
(3) Data for the second quarter of 2006 had no revenue for Federal Home Loan Bank dividends due to a delay in the dividend declaration schedule. Third quarter data includes 2 such dividends, including $420,000 delayed from the second quarter.


                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
------------------------------------------------------------------------------------------------------------------------------
                                                                             At or for the Quarters Ended
------------------------------------------------------------------------------------------------------------------------------
                                                           Sept. 30,      June 30,     Mar. 31,      Dec. 31,      Sept. 30,
(DOLLARS IN THOUSANDS)                                       2007          2007          2007          2006          2006
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                          $    944      $  4,576      $  4,942     $  4,103       $ (2,120)
Adj: Loss (gain) on sale of securities, net                     672             -           (81)        (924)         5,080
Adj: Loss on prepayment of borrowings, net                    1,180             -             -            -              -
Adj: Loss on sale of loans, net                               1,991             -             -            -              -
Less: Income from discontinued operations                         -             -             -          (29)          (217)
Plus: Loan loss allowance pool adjustment                         -             -             -            -          5,512
Plus: Other non-recurring expense                             1,606             -           153        1,125              -
Adj:  Income taxes                                           (1,995)            -           (29)         (57)        (3,525)
------------------------------------------------------------------------------------------------------------------------------
Core income                                          (A)      4,398         4,576         4,985        4,218          4,730
Plus: Amort. intangible assets (net of taxes)                   458           444           444          403            320
------------------------------------------------------------------------------------------------------------------------------
Tangible core income                                 (B)   $  4,856      $  5,020      $  5,429     $  4,621       $  5,050
------------------------------------------------------------------------------------------------------------------------------

Total non-interest income                                  $  2,444      $  6,893      $  8,237     $  5,831       $ (1,784)
Adj: Loss (gain) on sale of securities, net                     672             -           (81)        (924)         5,080
Adj: Loss on prepayment of borrowings, net                    1,180             -             -            -              -
Adj: Loss on sale of loans, net                               1,991             -             -            -              -
------------------------------------------------------------------------------------------------------------------------------
Total core non-interest income                       (C)      6,287         6,893         8,156        4,907          3,296
Net interest income                                          15,479        15,038        15,190       15,571         15,603
------------------------------------------------------------------------------------------------------------------------------
Total core revenue                                   (D)   $ 21,766      $ 21,931      $ 23,346     $ 20,478       $ 18,899
------------------------------------------------------------------------------------------------------------------------------

Total non-interest expense                                 $ 16,589      $ 15,103      $ 15,409     $ 14,652       $ 11,353
Less:  Other non-recurring expense                           (1,606)            -          (153)      (1,125)             -
------------------------------------------------------------------------------------------------------------------------------
Core non-interest expense                            (E)     14,983        15,103        15,256       13,527         11,353
Less: Amortization of intangible assets                        (684)         (662)         (662)        (601)          (478)
------------------------------------------------------------------------------------------------------------------------------
Total core tangible non-interest expense             (F)   $ 14,299      $ 14,441      $ 14,594     $ 12,926       $ 10,875
------------------------------------------------------------------------------------------------------------------------------

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Total average assets                                       $  2,213      $  2,187      $  2,156     $  2,148       $  2,183
Less:  Average intangible assets                               (127)         (121)         (121)        (116)           (99)
------------------------------------------------------------------------------------------------------------------------------
Total average tangible assets                        (G)   $  2,086      $  2,066      $  2,035     $  2,032       $  2,084
------------------------------------------------------------------------------------------------------------------------------

Total average stockholders' equity                         $    276      $    267      $    262     $    259       $    259
Less:  Average intangible assets                               (127)         (121)         (121)        (116)           (99)
------------------------------------------------------------------------------------------------------------------------------
Total average tangible stockholders' equity          (H)   $    149      $    146      $    141     $    143       $    160
------------------------------------------------------------------------------------------------------------------------------

Total stockholders' equity, period-end                     $    331      $    266      $    263     $    258       $    255
Less:  Intangible assets, period-end                           (183)         (121)         (121)        (121)           (99)
------------------------------------------------------------------------------------------------------------------------------
Total tangible stockholders' equity, period-end      (I)   $    148      $    145      $    142     $    137       $    156
------------------------------------------------------------------------------------------------------------------------------

Total shares outstanding, period-end (thousands)     (J)     10,729         8,842         8,807        8,713          8,689
Average diluted shares outstanding (THOUSANDS)       (K)      9,045         8,875         8,842        8,823          8,557

Core earnings per share                            (A/K)   $   0.49      $   0.52      $   0.56     $   0.48       $   0.54
Tangible book value per share                      (I/J)   $  13.79      $  16.40      $  16.13     $  15.70       $  17.96

Core return on tangible assets                     (B/G)       0.93 %        0.97          1.07 %       0.91 %         0.97 %
Core return on tangible equity                     (B/H)      13.04         13.75         15.40        12.97          12.68
Core tangible non-interest income to assets        (C/G)       1.21          1.33          1.60         0.97           0.63
Core tangible non-interest exp to assets           (F/G)       2.74          2.80          2.87         2.54           2.09
Efficiency ratio                                              64.13         64.27         61.07        61.42          55.92
------------------------------------------------------------------------------------------------------------------------------

(1) Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.
(2) Ratios are annualized and based on average balance sheet amounts, where applicable.
(3) In the third quarter 2006, the average diluted shares for core income per share totaled 8,805,000.
(4)   Quarterly data may not sum to year-to-date data due to rounding.


                    BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
-------------------------------------------------------------------------------------------------------------
                                                                                    For Nine Months Ended
-----------------------------------------------------------------------------------------------------------
                                                                                         September 30,
(DOLLARS IN THOUSANDS)                                                              2007             2006
-----------------------------------------------------------------------------------------------------------
Net income (loss)                                                                 $ 10,462        $  7,161
Adj: Loss (gain) on sale of securities, net                                            591           4,054
Adj: Loss on prepayment of borrowings, net                                           1,180               -
Adj: Loss on sale of loans, net                                                      1,991               -
Less: Income from discontinued operations                                                -            (576)
Plus: Loan loss allowance pool adjustment                                                -           5,512
Plus: Other non-recurring expense                                                    1,758             385
Adj:  Income taxes                                                                  (2,023)         (3,195)
-----------------------------------------------------------------------------------------------------------
Core income                                                           (A)           13,959          13,341
Plus: Amort. intangible assets (net of taxes)                                        1,346             961
-----------------------------------------------------------------------------------------------------------
Tangible core income                                                  (B)         $ 15,305        $ 14,302
-----------------------------------------------------------------------------------------------------------

Total non-interest income                                                           17,574        $  6,217
Adj: Loss (gain) on sale of securities, net                                            591           4,054
Adj: Loss on prepayment of borrowings, net                                           1,180               -
Adj: Loss on sale of loans, net                                                      1,991               -
-----------------------------------------------------------------------------------------------------------
Total core non-interest income                                        (C)           21,336          10,271
Net interest income                                                                 45,707          44,669
-----------------------------------------------------------------------------------------------------------
Total core revenue                                                    (D)         $ 67,043        $ 54,940
-----------------------------------------------------------------------------------------------------------

Total non-interest expense                                                        $ 47,101        $ 34,216
Less:  Other non-recurring expense                                                  (1,758)           (385)
-----------------------------------------------------------------------------------------------------------
Core non-interest expense                                             (E)           45,343          33,831
Less: Amortization of intangible assets                                             (2,008)         (1,434)
-----------------------------------------------------------------------------------------------------------
Total core tangible non-interest expense                              (F)         $ 43,335        $ 32,397
-----------------------------------------------------------------------------------------------------------

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Total average assets                                                              $  2,175        $  2,105
Less:  Average intangible assets                                                      (121)            (99)
-----------------------------------------------------------------------------------------------------------
Total average tangible assets                                         (G)         $  2,054        $  2,006
-----------------------------------------------------------------------------------------------------------

Total average stockholders' equity                                                $    264        $    254
Less:  Average intangible assets                                                      (121)            (99)
-----------------------------------------------------------------------------------------------------------
Total average tangible stockholders' equity                           (H)         $    143        $    155
-----------------------------------------------------------------------------------------------------------

Total stockholders' equity, period-end                                            $    331        $    255
Less:  Intangible assets, period-end                                                  (183)            (99)
-----------------------------------------------------------------------------------------------------------
Total tangible stockholders' equity, period-end                       (I)         $    148        $    156
-----------------------------------------------------------------------------------------------------------

Total shares outstanding, period-end (THOUSANDS)                      (J)           10,729           8,689
Average diluted shares outstanding (THOUSANDS)                        (K)            8,921           8,776

Core earnings per share                                             (A/K)         $   1.57        $   1.52
Tangible book value per share                                       (I/J)         $  13.79        $  17.96

Core return on tangible assets                                      (B/G)%            0.99 %          0.95 %
Core return on tangible equity                                      (B/H)            14.30           12.26
Core tangible non-interest income to assets                         (C/G)             1.39            0.68
Core tangible non-interest exp to assets                            (F/G)             2.81            2.15
Efficiency ratio                                                                     63.10           57.35
-----------------------------------------------------------------------------------------------------------

(1) Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.
(2) Ratios are annualized and based on average balance sheet amounts, where applicable.
(3)   Quarterly data may not sum to year-to-date data due to rounding.